UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 17, 2007

Avalon Oil & Gas, Inc.

(Exact Name of registrant as specified in charter)

Nevada	1-12850	84-1168832
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7808 Creekridge Circle, Suite 105 Minneapolis, MN 55439
(Address of principal executive offices)

(952) 746-9652
(Registrant's telephone number, including area code)

(Former Name or Former Address if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c).

Section 7 —Regulation FD

Item 7.01    Regulation FD Disclosure.

Avalon Oil & Gas, Inc. (“Avalon”) has announced in a press release dated January 17, 2007 that it has employed two expert advisors to advise Avalon with respect to its expansion program in Latin America.

Joining Avalon’s advisory board are Gary Browning and Menno Wiebe, who bring 30 and 36 years of oil and gas industry experience, respectively.

Mr. Browning’s background includes pipelines, oil and gas exploration and refining. He is an expert in technologies to increase oil recovery using secondary and tertiary recovery methods, as well as in the analysis of new technologies to improve yields of high viscosity petroleum and tar sands. Mr. Browning is the founder of Northway Exploration Limited (NEX), an energy project development firm. He was an Independent Oil Industry Consultant to Dominion Energy, Plc., and held various technical management and engineering positions with Messina International, NL Baroid and Dowell-Schlumberger, amongst others. He has a B.Sc. (Honours) Degree in Geology from Sir John Cass College, University of London.

Mr. Wiebe specializes in Latin American petroleum development for Avalon, and has a background as a geologist and manager of international exploration and energy development projects. He was, until recently, based in Bogota as Vice President of Exploration for Solana Petroleum Exploration, a very active oil exploration and production company in Columbia. He is currently involved in Surge Global Energy, a US-based Heavy Oil Acreage Aggregator which holds a large land position in the Canadian Oil Sands Sector. He previously served as an officer and director of Deep Well Oil and Gas, as owner of Jacobean Resources and as the CEO and a director of Pertacal Energy Inc., of Calgary, Canada. Mr. Wiebe’s educational background includes a B.Sc. (Honours) in Geology from the University of Manitoba, Canada and an MBA from the University of Warwick, England.

Section 9 — Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 17, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   January 18, 2007

Avalon Oil & Gas, Inc.

By: /s/ Kent Rodriguez Kent Rodriguez, President

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